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                                                                    EXHIBIT 99.1


                             ROMTECH, INC. ANNOUNCES
                             COMMON STOCK REPURCHASE


      LANGHORNE, Pa., Oct. 26, 1998 /PRNewswire/ -- RomTech, Inc. (Nasdaq: ROMT) today announced that its Board of Directors authorized the Company to purchase shares of its Common Stock in the marketplace. Pursuant to the authorization, the Company can repurchase up to $1,000,000 of its Common Stock.

      Commenting on the Board's action, Gerald W. Klein, President and CEO said, "The Board approved the Company's repurchase since it believes that the Company's stock is undervalued in the marketplace and that purchases will be beneficial to the Company and will increase shareholder value. The Company intends to use the shares to be repurchased for reissuance in connection with the Company's employee stock option plan, which will prevent dilution of existing shareholders as a result of the exercise of stock options." The shares will be repurchased from time to time in the NASDAQ SmallCap Market System.

      The Company's net income and income per share were $1,135,000 and $.12, respectively, for the fiscal year ended June 30, 1998. On October 23, 1998, 9,506,200 shares of the Company's Common Stock were issued and outstanding, and the last sale price of the Common Stock on that date was $1.69 per share.

      RomTech, headquartered in Langhorne, Pa., develops, publishes and markets a diversified line of personal computer software primarily for consumer entertainment and small office/home office applications. RomTech promotes the Galaxy of Games(TM), Galaxy of Home Office Help(TM), Game Master Series(TM) and Galaxy of Arcade(TM) brand names ("Galaxy Software") in order to generate customer loyalty, encourage repeat purchases and differentiate the Galaxy Software products to retailers and consumers.

      Contact: Gerald W. Klein of RomTech, 215-750-6606, ext. 118. RomTech, Inc.'s press releases are available through CompanyNews On-Call by fax, 800-758-5804, ext. 127319, or at Company News at http://www.prnewswire.com.